UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2016 (May 25, 2016)
 ______________________________________________________________
TerraForm Global, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________________________________________

Delaware	001-37528	47-1919173
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Resignation of Mr. Ahmad Chatila from the Board

On May 26, 2016, Mr. Ahmad Chatila resigned from his position as a director of the board of directors (the “Board”) of TerraForm Global, Inc. (the “Company”). The resignation was contingent upon, and effective immediately prior to, the appointment of Mr. David Ringhofer as a member of the Board.

(d) Election of Mr. David Ringhofer to the Board

On May 25, 2016, at the proposal of SunEdison, Inc. (“SunEdison”), the Company’s controlling shareholder, the Board appointed Mr. David Ringhofer to be a member of the Board effective upon the resignation of Mr. Ahmad Chatila. Pursuant to an agreement entered into with SunEdison on May 26, 2016, the Company has undertaken to include Mr. Ringhofer as a nominee to the Board on the slate of directors to be elected at the next annual meeting of stockholders of the Company, unless Mr. Ringhofer resigns or is otherwise unable to serve as a director. Certain biographical and other information with respect to Mr. Ringhofer is set forth below.

Biography of Mr. Ringhofer

Mr. David Ringhofer, Director

Mr. Ringhofer, age 36, also serves as the Head of Legal, Corporate of SunEdison, a position he has held for the past year. Mr. Ringhofer has been with SunEdison since 2009 and previously held various positions, including Assistant General Counsel, Solar Materials and New Ventures and International Tax Counsel. In these roles, Mr. Ringhofer managed the structuring of technology monetization opportunities, was actively involved in the company’s initial public offerings of subsidiary divisions, M&A planning and execution, strategic supply chain structuring and international repatriation strategies. Before joining SunEdison, Mr. Ringhofer spent 5 years in the International Tax practice of PricewaterhouseCoopers, LLP in various roles. The Company believes that Mr. Ringhofer’s leadership, legal and financial expertise will enable him to contribute significant managerial and strategic oversight skills to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM GLOBAL, INC.

		By:	/s/ Yana Kravtsova
Date:	May 26, 2016	Name:	Yana Kravtsova
		Title	Senior Vice President, General Counsel and Secretary